Exhibit 10.1

July 31, 2020

Christopher Weiler

Dear Chris,

As part of the KLD response to the COVID-19 global pandemic, you have agreed to adjust your base salary, as outlined below.

This change is effective from August 1, 2020 and will continue through December 31, 2020. The change will be reflected on the August 14, 2020 paycheck.

Original annualized base salary:  $400,000

Current annualized base salary from April 21, 2020:  $350,000

New temporary annualized base salary:  $300,000

New temporary calculated bi-weekly amount (annualized salary/26):  $11,538

In addition to this Pay Reduction Extension Plan, KLD is also implementing a Rolling Furlough Plan that will apply to many employees.  Due to your role in the KLD Executive Team, you are not eligible for furlough. However, you have agreed separately to an additional one-time pay reduction equal to one week of base pay in the amount of $5,769, which will be applied on the August 28, 2020 paycheck.

All other terms and conditions of your employment remain unchanged.

To confirm your acceptance of the pay change, please sign and return this letter.

Sincerely,

/s/ Lindsey Hammond

Lindsey Hammond

Sr. Director, Global Talent

___________________________________________________________________________

I accept the above change to my base salary and acknowledge that this change is now part of my employment agreement for the period stated.

Signature/s/ Christopher Weiler

Date7/31/2020